July 1 to December 31		Six-Month Period
	No. of Corporate Stores	Corporate Store Sales	Sales per Store	Change	No. of Non- Corporate Stores	Non-Corporate Store Sales	Sales per Store	Change
		(US$)	(US$)			(US$)	(US$)
FY2009	88	8,689,451	98,744	3.6%	33	983,215	29,794	6.9%
FY2008	62	5,908,927	95,305		27	752,661	27,876

July 1 to June 30		Twelve-Month Period
	No. of Corporate Stores	Corporate Store Sales	Sales per Store	Change	No. of Non- Corporate Stores	Non-Corporate Store Sales	Sales per Store	Change
		(US$)	(US$)			(US$)	(US$)
FY2009	77	14,074,481	182,785	-30.0%	30	2,142,734	71,424	126.4%
FY2008	28	7,315,822	261,279		25	788,586	31,543

July 1 to December 31, 2009	First Six Months of Fiscal Year 2010
	Corporate Store No.	Non-corporate Stores No.	Combined Store No.	Store Size	Store Size	Averge Store Size	Corporate Stores Sales	Non-corporate Stores Sales	Combined Sales	Sales per Square Footage
				(M2)	(ft2)	(ft2)	(US$)	(US$)	(US$)	(US$/ ft2)
Stores Exist throughout the Period	108	37	145	15,062	162,126	1,118	9,207,304	1,381,088	10,588,392	65
Newly Closed Stores	19	16	35	3,343	35,984	1,028	210,791	74,108	284,899	8
Newly Opened Stores	26	3	29	2,823	30,387	1,048	1,907,302	88,487	1,995,788	66

Average for the Period	131	47	177	18,145	195,311	1,103	11,325,397	1,543,683	12,869,080	66

July 1 to December 31, 2008	First Six Months of Fiscal Year 2009
	Corporate Store No.	Non-corporate Stores No.	Combined Store No.	Store Size	Store Size	Averge Store Size	Corporate Stores Sales	Non-corporate Stores Sales	Combined Sales	Sales per Square Footage
				(M2)	(ft2)	(ft2)	(US$)	(US$)	(US$)	(US$/ ft2)
Stores Exist throughout the Period	90	36	126	13,245	142,571	1,132	7,067,804	952,969	8,020,773	56
Newly Closed Stores	16	11	27	1,109	11,934	442	194,670	45,655	240,324	20
Newly Opened Stores	33	16	49	5,069	54,562	1,114	2,876,235	62,700	2,938,935	54

Average for the Period	115	50	164	16,334	175,819	1,072	10,138,708	1,061,324	11,200,032	64